UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 2, 2017
Date of Report

Q BioMed Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 501 Madison Ave. 14th Floor New York, NY 10022	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On November 23, 2017, we entered into a Conversion Agreement with CMGT, the purchaser, of $33,000 of convertible notes that we sold pursuant to a Securities Purchase Agreement, dated November 22, 2016.

On November 29, 2016, we entered into a Securities Purchase Agreement for the sale of $4 million of convertible notes (the “Convertible Notes”). On November 29, 2017, we entered into a Conversion Agreement with the holder (the “Note Holder”) of the remaining Convertible Note. Prior to the Conversion Agreement, $3 million of principal and approximately $109,000 of interest had been converted on the Convertible Notes. Pursuant to the Conversion Agreement, we agreed with the Note Holder to convert the remaining $1,000,000 in principal under the Convertible Notes into shares of common stock at a per share price of $3.70, which was above the per share price of $3.5088 that the Note Holder would have been able to convert at pursuant to the terms of the remaining Convertible Note. Upon the conversion, we and the Note Holder released and waived any claims and rights that the other, including accrued but unpaid interest thereon.

On November 29, 2017, we entered into a Conversion Agreement with the purchaser (the “Note Holder”) of $4 million of convertible notes (the “Convertible Notes”) that we sold pursuant to a Securities Purchase Agreement, dated November 29, 2016. Prior to the Conversion, the Note Holder had converted $3 million of principal and approximately $109,000 of interest on the Convertible Notes.

Item 3.02          Unregistered Sale of Equity Securities

On November 2, 2017, the Company issued 46,875 shares of its common stock in full settlement of $150,000 in principal and interest due to CMGT as a result of promissory notes issued by it in November 2016.

On November 22, 2017, we issued 166,592 shares of our common stock to the holder of convertible notes issued on November 29, 2016 and March 10, 2017 upon the conversion of $551,771.22 of principal and interest of such notes.

As discussed above, on November 23, 2017, we issued 13,200 shares of our common stock to CMGT upon the conversion of the principal $30,000 of the Convertible Note plus $3,000 of interest.

As discussed above, on November 29, 2017, we issued 270,270 shares of our common stock to the Note Holder upon the conversion of $1,000,000 of principal of the remaining Convertible Note and the waiver and release of any other amounts or obligations, including interest, due under such note.

The shares issued above were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investors were accredited investors, the investors had access to information about our company and its investment and the investors took the securities for investment and not resale.

Item 7.01          Regulation FD Disclosure.

On December 5, 2017, we issued a press release entitled “Q BioMed Announces Full Settlement of All Convertible Debt” A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibits.

99.1	Press Release entitled “Q BioMed Announces Full Settlement of All Convertible Debt”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.
Date: December 5, 2017	By: /s/ Denis Corin Name: Denis Corin Title: President